Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of October 1, 2024, by and between Red Cat Holdings, Inc., a Nevada corporation (“Company”), and Geoffrey Hitchcock, an individual (“Executive”). As used herein, the “Effective Date” of this Agreement shall mean October 1, 2024.

W I T N E S S E T H:

WHEREAS, the Executive desires to serve as Chief Revenue Officer and the Company wishes to employ the Executive in such capacity; and

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document the Company and the Executive hereby agree as follows:

1.     Employment and Duties. The Company agrees to employ, and the Executive agrees to serve as the Company’s Chief Revenue Officer. The duties and responsibilities of the Executive shall include the duties and responsibilities as the Company’s Chief Executive Officer or Company’s Board of Directors (“Board”) may from time to time assign to the Executive reasonably commensurate with those duties and responsibilities normally associated with and appropriate for someone in the position of Chief Revenue Officer. As used herein, “Board” and “Compensation Committee” shall mean, respectively, the Board of Directors and Compensation Committee of the Board.

The Executive shall devote all of Executive’s business time and best efforts to the performance of Executive’s duties under this Agreement and shall be subject to, and shall comply with the written Company policies, practices and procedures and all codes of ethics or business conduct applicable to Executive’s position, as in effect from time to time to the extent provided or made available to Executive. Notwithstanding the foregoing, the Executive shall be eligible to (i) serve as a member of the board of directors of not more than two companies, subject to the advance written approval of the Board, which approval shall not be unreasonably withheld, conditioned or delayed; (ii) serve on civic, charitable, educational, religious, public interest or public service boards, subject to the advance written approval of the Board, which approval shall not be unreasonably withheld, and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

2.     Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years following the Effective Date (unless terminated earlier in accordance with Section 11) and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of their intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement. “Employment Period” shall mean the initial two (2) year term plus renewals, if any. In order for Executive to be eligible for the 2nd year term, Executive must exceed at least 85% of his quota.

3.     Place of Employment. The Executive’s services shall be primarily performed at the Company’s offices 2800 SW Temple Street, Unit 2, South Salt Lake, UT 84115, or such other location(s) as mutually agreed upon in writing between the Company and the Executive.

4.	Base Salary. The Company agrees to pay the Executive a base salary (“Base Salary”) equal to

$230,000 per annum. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices. The Base Salary may be adjusted by the Compensation Committee in the Compensation Committee’s discretion (which may constitute Good Reason as defined herein).

5.	Bonus/Equity Compensation.

(a)  Bonuses. For each fiscal year, the Executive shall be eligible to earn and receive an annual bonus the (“Annual Bonus”) of up to $175,000, in addition to the Base Salary, to be paid in cash or stock, as reasonably determined by the Compensation Committee. The Chief Executive Officer, in consultation with the Compensation Committee, will define a set of goals and objectives during the Employment Period as a basis for determining a bonus award(s). Such goals may be quantitative as well as qualitative in nature. Subject to cash availability, the earned portion of the Annual Bonus shall be paid by the Company to the Executive within 45 days after the Chief Executive Officer’s determination of the degree to which the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results. Executive must remain employed with the Company through the date of payment of the Annual Bonus in order to earn and receive such Annual Bonus.

If the Chief Executive Officer is unable to act or if there shall be no such Chief Executive Officer, then all references herein to the Chief Executive Officer shall be deemed to be references to the Compensation Committee.

(b)   Equity Compensation Awards. Subject to approval of the Compensation Committee, Executive will receive an initial award (the “Initial Award”) and be eligible for such grants of awards under the Company’s 2024 Omnibus Equity Incentive Plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the “Plan”) as the Compensation Committee or Board may from time to time determine (the “Share Awards”). A description of the Initial Award is set forth on Exhibit A annexed hereto with vesting as set forth therein. Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award, Board/Compensation Committee resolution or certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan. Executive must timely execute the applicable Share Award agreement prescribed by the Company as a condition of any such award and such Share Award agreement shall provide the governing terms and conditions.

6.	Post-Employment Compensation.

(a)  Upon termination of Executive’s employment (“Termination Date”) for any reason, the Executive shall be entitled to: (A) all unpaid Base Salary earned through the Termination Date to be paid according to Section 4; (B) all accrued but unused vacation time (if any); (C) reimbursement of all reasonable business expenses that were incurred but unpaid as of the Termination Date as set forth in Section 8; and (D) all vested benefits and unpaid amounts that were earned pursuant to this Agreement (collectively “Accrued Benefits”).

(b)  In the event of a termination of Executive’s employment by the Company without Cause, or by the Executive for Good Reason and subject to the additional provisions of Section 11(d), then in addition to the Accrued Benefits, Executive shall also be eligible for the following separation benefits (“Separation Benefits”): (i) twelve months of Executive’s then Base Salary (but no lower than Executive’s Base Salary prior to any reduction that constituted good reason) and benefits, (ii) accelerated vesting of the unvested time-based vesting portion of Executive’s outstanding Share Awards, and (iv) continuation of coverage with respect to the Company’s group health plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and each of Executive’s “Qualified Beneficiaries” as defined by COBRA (“COBRA Coverage”). The Company shall on a monthly basis reimburse Executive for the amount of any COBRA premium paid for COBRA Coverage timely elected by and for the Executive and any Qualified Beneficiary of the Executive, and not otherwise reimbursed, during the period that ends on the earliest of (x) the date the Executive or the Qualified Beneficiary, as the case may be, ceases to be eligible for COBRA Coverage, (y) the last day of the consecutive 6 month period following the Termination Date and (z) the date the Executive or the Qualified Beneficiary, as the case may be, is covered by another group health plan. In order for the Company to reimburse any COBRA premium payment under this paragraph, the Company must receive documentation from Executive of the COBRA premium payment paid by Executive within forty-five (45) days of its payment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that its payment of the premiums on Executive’s behalf would result in a violation of the nondiscrimination rules of Internal Revenue Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then the Company shall instead each month provide Executive with a taxable payment equal to the amount of the Company’s portion of the premiums which Executive may, but is not required to, use towards the cost of COBRA Coverage.

7.                Clawback Policy. The Annual Bonus, Share Awards, and any and all other stock based, or incentive compensation (collectively, the “Clawback Benefits”) shall be subject to the Company’s “Clawback Policy” in Exhibit B as such policy may be amended or replaced by the Company. The parties acknowledge it is their intention and understanding that the Clawback Policy is intended to conform in all respects to the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and related regulations of the SEC and stock exchange upon which the Company’s securities are traded which, among other things, require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as in effect on the Effective Date and which may be amended from time to time. The provisions of this Section 7 shall survive the termination of the Executive’s employment for any reason.

8.               Business Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other business expenses incurred by the Executive while employed by the Company (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of Executive’s duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such business expenses in accordance with Company policies and procedures. Reimbursement of approved business expenses shall be paid out even after the Termination Date, so long as the expenses were incurred during Executive’s employment with the Company.

9.                Other Benefits. During the Employment Period, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees and/or its senior executive officers.

10.           Vacation. During the Employment Period, the Executive shall be eligible to accrue, on a pro rata basis, 3 weeks of paid vacation days per year. Vacation shall be taken at such times as are acceptable to the Company and no more than 10 consecutive days shall be taken at any one time without Company Chief Executive Officer written approval in advance. Vacation must be taken each year and may not accrue. The Company may in its discretion modify (or eliminate) these vacation provisions in accordance with its vacation policy for salaried employees.

11.	Termination of Employment.

(a)  Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company’s obligations to the Executive’s estate and to the Executive’s Qualified Beneficiaries shall be limited to the Accrued Benefits.

(b)  Disability. In the event that, during the Employment Period, the Executive shall be prevented from performing Executive’s essential functions hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate. The Company’s obligation to the Executive and to the Executive’s Qualified Beneficiaries under such circumstances shall be limited to the Accrued Benefits. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of essential functions hereunder for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months. The determination of the Executive’s Disability shall be made by an independent physician who is reasonably acceptable to the Company and the Executive (or Executive’s representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

(c)	Cause.

(1)  At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) Executive’s willful failure or gross misconduct in performing Executive’s material duties and responsibilities for the Company or following the lawful instructions of the person or body to which Executive reports (other than any such failure resulting from the Executive’s death or Disability) after a written notice by the Board is delivered to the Executive, which notice identifies the manner in which the Board believes that the Executive has violated this clause (a) and such violation is not fully cured by the Executive within fifteen (15) business days following Executive’s receipt of such written notice; (b) the conviction of Executive of, or plea of guilty or nolo contendere to, a felony or crime involving fraud or moral turpitude, (c) Executive’s theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Executive’s ability to perform Executive’s employment duties for the Company, (d) Executive’s intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a change in control of the Company, including violation of a non-competition or confidentiality agreement; or (e) a material breach or violation by Executive of this Agreement or any other agreement with the Company or of a written Company policy. Termination under clauses (b), (c), (d), or (e) of this Section 11(c)(1) shall not be subject to cure. The ability for Executive to cure a violation under clause (a) shall be limited to one time with respect to a violation covering the same or similar facts.

(2)  For purposes of this Section 11(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interest of the Company. Between the time the Executive receives written notice as set forth in subparagraph (1) clause (a) above, and prior to an actual termination for Cause, the Executive will be entitled to appear (with counsel) before the full Board to present information regarding Executive’s views on the Cause event. After such hearing before the Board, termination for Cause must be approved by a majority vote of the full Board (other than the Executive). For terminations pursuant to Sections 11(c)(1)(b), (c), (d), or (e), the Board may suspend the Executive with full pay and benefits until a final determination by the full Board has been made.

(3)  Upon termination of this Agreement and Executive’s employment for Cause, the Company shall have no further obligations or liability to the Executive or Executive’s heirs, administrators, or executors with respect to compensation and benefits thereafter, except for the Accrued Benefits. Additionally, all of Executive’s outstanding vested and unvested stock options and stock appreciation rights shall be then forfeited without consideration.

(d)	For Good Reason or Without Cause.

(1)  At any time during the Employment Period and subject to the conditions set forth in Section 11(d)(2) below, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing written notice to the Executive and the Executive may terminate this

Agreement and the Executive’s employment with the Company for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent:

(A) the assignment to the Executive of duties that are significantly different from, and/or that result in a substantial diminution of, the duties that Executive assumed on the Effective Date (including reporting to anyone other than solely and directly to the Company’s Chief Executive Officer); (B) the assignment to the Executive of a title that is different from and subordinate to the Chief Revenue Officer of the Company; (C) material breach by the Company of this Agreement, or (D) a required relocation of the Executive's primary place of employment (as described in Section 3) by more than a 50 mile radius.

(2)  The Executive shall not be permitted to terminate employment and this Agreement for Good Reason unless and until the Executive shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of Executive’s intention to terminate this Agreement and employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have cured or remedied the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice. In the event the Executive elects to terminate this Agreement for Good Reason in accordance with Section 11(d)(1), such election must be made within the eighty (180) days following the initial existence of one or more of the conditions constituting Good Reason as provided in Section 11(d)(1).

(3)  In the event that the Executive terminates this Agreement and Executive’s employment with the Company for Good Reason or the Company terminates this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following death, to the Executive’s heirs, administrators or executors) the Section 6(b) benefits provided, that the Executive executes (within no later than 45 days after the Termination Date) a separation agreement prescribed by the Company (“Separation Agreement”) which among other things releases the Company and its affiliates from any and all claims, such release is irrevocable by the time specified in the Separation Agreement, and the Executive complies with Executive’s other obligations under this Agreement, the Separation Agreement, and all other obligations owed to the Company. Subject to the terms hereof including without limitation that the Separation Agreement has become effective under its own terms, one-half (1/2) of the compensation of the Separation Benefits payment under Section 6(b)(i) shall be paid within sixty (60) days of the Termination Date (“Initial Payment”), provided however that if the effectiveness of the Separation Agreement could potentially occur in more than one calendar year, the Initial Payment shall be made in the later of such two calendar years. The balance of the Separation Benefits under Section 6(b)(i) shall be paid in substantially equal installments on the Company’s regular payroll dates beginning with the first payroll date coincident with or immediately following the Initial Payment and ending on the payroll date coincident with or immediately following the date that is six months after the Termination Date. For avoidance of doubt, none of the payments or benefits under Section 6(b)(i) through (iii) shall be provided unless and until the Separation Agreement has become effective by its own terms.

(4)  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 11(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 11(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Termination Date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

(e)  Without “Good Reason” by the Executive. At any time during the Employment Period, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company. Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Good Reason, the

Company shall have no further obligations or liability to the Executive or Executive’s heirs, administrators, or executors except for the Accrued Benefits.

(f)  Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

12.	Confidential Information and Company Property.

(a)    Executive recognizes, acknowledges and agrees that Executive has had and will continue to have access to secret and confidential information regarding the Company and Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company and Company, is the sole property of the Company, and has been and will be acquired by Executive in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after employment hereunder, reveal, divulge, or make known to any person, any information acquired by the Executive during the course of employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 12 shall survive the termination of the Executive’s employment for any reason.

(b)    Executive affirms that Executive does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)  Upon termination of Executive’s employment with the Company for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing compensation or relating to reimbursement of expenses, (iii) information that Executive reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to employment, or termination thereof, with the Company.

(d)    Executive is aware that all Company property, including physical property, documents, and Confidential Information that Executive receives or creates during employment with the Company, belongs to the Company. Executive understands and agrees that Executive has a duty and a responsibility to return all such property upon the Termination Date. Executive therefore agrees that, pursuant to that duty, upon the Termination Date, or at any other time upon the Company’s request, Executive will promptly deliver to the Company all such property, documents, and Confidential Information.

13.	Section 409A.

The provisions of this Agreement are intended to comply with or be exempt from Internal Revenue Code (“Code”) Section 409A (“Section 409A”) and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions necessary, appropriate, or desirable to avoid imposition of any additional tax under Section 409A or income recognition prior to actual payment to the Executive under this Agreement.

It is intended that any business expense reimbursement made under this Agreement shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made under this Agreement shall be determined to be “nonqualified deferred compensation” subject to Section 409A (“Deferred Compensation”), then

(a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

With respect to the time of payments of any amount under this Agreement that is Deferred Compensation, references in the Agreement to “termination of employment” and substantially similar phrases, including a termination of employment due to the Executive’s Disability, shall mean “Separation from Service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h)(1)). Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A- 1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Termination Date, then only that portion of the severance and benefits payable to the Executive pursuant to this Agreement, if any, and any other payments or benefits which may be considered Deferred Compensation (together, the “Deferred Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Termination Date in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Separation Benefits in excess of the Section 409A Limit otherwise due to the Executive on or within the six (6) month period following the Termination Date will accrue during such six (6) month period and will become payable in one lump sum cash payment (without interest) on the date six (6) months and one (1) day following the Termination Date. All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Termination Date but prior to the six (6) month anniversary of the Termination Date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding the foregoing, any other Deferred Compensation amounts that are payable as a result of and within six (6) months following the Termination Date shall not be paid until the earlier of (i) the day after six months following the Termination Date, or (ii) ten (10) days after the Company receives written notification of Executive’s death. Any such delayed payments shall be made without interest.

For purposes of this Agreement, “Section 409A Limit” shall mean a sum equal to (x) the amounts payable within the terms of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4) plus (y) the amount payable as “separation pay due to involuntary separation from service” under Treasury Regulation Section 1.409A-1(b)(9)(iii) equal to the lesser of two (2) times: (i) the Executive’s annualized compensation from the Company based upon Executive’s annual rate of pay during the Executive’s taxable year preceding Executive’s taxable year when Executive’s employment terminated, as determined under Treasury Regulation 1.409A- 1(b)(9)(iii)(A)(1); and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

The provisions of this Section 13 shall survive the termination of the Executive’s employment for any reason.

14.	Non-Compete, Non-Disclosure and Non-Solicitation.

Non-Compete Clause: The Executive agrees that during the Employment Period and for a period of twelve (12) months immediately following the Termination Date, regardless of the cause of termination, the Executive shall not directly or indirectly engage in any business activity which is similar to the business of the Company within the same city, county, state or other defined geographical area recognized by the Company in which the Executive provided services for the Company, so long as the Company continues to carry on such business in the city, county, state or other defined geographical area.

Non-Disclosure Agreement (NDA): The Executive shall not, during or at any time after the Termination Date, disclose any confidential information or proprietary data to any person or entity. This includes, but is not limited to, client lists, trade secrets, business operations, internal processes, and other Confidential Information as defined in 12(a) above. This does not include any information or data that has become part of the public domain and is neither confidential nor proprietary at the time of disclosure through no fault of the Executive. The obligations set forth in this clause shall survive the termination of employment and continue indefinitely.

Non-Solicitation Clause: For a period of twelve (12) months after the Termination Date, the Executive shall not directly or indirectly solicit business from, or attempt to sell, license, or provide the same or similar products or services as are now provided to, any customer or client of the Company who was a customer or client of the Company at any time during the Executive’s employment with the Company. Further, the Executive shall not solicit, entice, or induce any employee of the Company to leave their employment during the same period.

15.	Miscellaneous.

(a)  The Executive may not assign or delegate any of Executive’s rights or duties under this Agreement. The Company shall have the right to delegate its rights and obligations under this Agreement to any affiliate or to any person or entity which acquires all or substantially all of the Company’s business, securities or assets.

(b)  During the Employment Period, the Company (i) shall indemnify and hold harmless the Executive for good faith actions or inactions in connection with employment to the maximum extent provided by the laws of the United States and by the Company’s bylaws and (ii) shall cover the Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(c)  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)  This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)   All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York for any disputes arising out of this Agreement, or the Executive’s employment with the Company, termination of such employment or otherwise. The prevailing party in any dispute arising out of this Agreement shall be entitled to reasonable attorney’s fees and costs. This Agreement is to be interpreted without regard to the party who was primarily responsible for its drafting. The terms and intent of this Agreement, with respect to the rights and obligations of Executive and the Company, shall be interpreted and construed on the express assumption that each party participated equally in its drafting and Executive acknowledges he has had an opportunity to discuss this Agreement and was represented by counsel of his choosing, which is not counsel to the Company.

(h)  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instruments.

(i)     Executive represents and warrants to the Company, that Executive has the full power and authority to enter into this Agreement and to perform Executive’s obligations hereunder and that the execution and delivery of this Agreement and the performance of Executive’s obligations hereunder will not conflict with any agreement to which the Executive is a party.

(j)   The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

(k)  All payments or benefits provided by the Company (whether under this Agreement or otherwise) to Executive or Executive’s estate or beneficiaries will be subject to tax withholding in amounts determined by the Company pursuant to applicable laws or regulations. Executive shall be solely responsible for any taxes imposed on Executive in connection with or as a result of this Agreement.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

COMPANY:

RED CAT HOLDINGS, INC.

By: /s/ Jeffrey Thompson

Name: Jeffrey Thompson

Title: Chief Executive Officer

EXECUTIVE:

GEOFFREY HITCHCOCK

/s/ Geoffrey Hitchcock

EXHIBIT A

RESTRICTED STOCK UNITS AWARD

Governing Plan: 2024 Omnibus Equity Incentive Plan

Initial Award Type: Restricted Stock Units (“RSU”)

Number of Company Common Shares Subject to Initial Award: 575,000

Time-Based Vesting Conditions of Share Awards: Notwithstanding anything to the contrary, 50,000 Shares of the Initial Award shall be vested upon grant; the balance of the Initial Award and all other Share Awards shall vest (subject to Executive’s continuous employment) annually following the close of each successive twelve months (for the avoidance of doubt, 262,500 Shares will vest annually on October 1st).

Change in Control: Notwithstanding anything to the contrary, in addition to the above, the vesting of the Share Awards shall accelerate so that the Share Awards are deemed fully vested as of immediately prior to a Change in Control (as defined in the Plan). In the event of a Change in Control within twelve (12) months following the cessation of Executive’s service to the Company for any reason other than a Cause event, the Company shall pay to Executive, within thirty (30) days of such Change in Control, a cash sum equal to the value of the unvested Share Awards that Executive would have had as of the consummation of the Change in Control had they been held by Executive at the time of the Change in Control.

“Change of Control” means (a) a merger, reorganization, consolidation or similar business combination involving the Company as a result of which equity owners of the Company immediately prior to the transaction directly or indirectly own securities having less than fifty percent (50%) of the combined voting power of the voting securities of the resulting or surviving entity after such merger, reorganization, consolidation or combination; (b) the sale, lease, conveyance or other disposition, or the entering into an agreement to sell, lease, convey or otherwise dispose, of all or substantially all of the assets of the Company to a third party that is not controlled by the equity owners of the Company at the time of such transaction; (c) a sale or series of related sales of equity of the Company as a result of which the equity owners of the Company immediately prior to such transaction or transactions own securities having less than fifty percent (50%) of the combined voting power of the voting securities of such entity thereafter; (d) an individual and/or entity becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Company entitling such individual and/or entity to fifty percent (50%) or more of the total voting power of all classes of equity of the Company entitled to vote in elections of directors; and/or (e) the dissolution or liquidation of the Company.

EXHIBIT B

POLICY ON RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

1.	Overview

The Board believes that it is in the best interests of the Company and its stockholders to adopt this Policy to provide for the recovery of certain Incentive-Based Compensation in the event of an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, the regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and the applicable rules, regulations and listing standards of the Exchange (collectively, and as the same may be in effect from time to time, the “Applicable Rules”). Unless otherwise defined in this Policy, capitalized terms used in this Policy have the meanings given to them in Section 2.

2.	Definitions

(a)              “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(c)              “Clawback Eligible Incentive-Based Compensation” means, in connection with an Accounting Restatement and with respect to each individual who served as a Senior Executive at any time during the applicable performance period for any Incentive-Based Compensation (whether or not such Senior Executive is serving at the time the Erroneously Awarded Compensation is required to be recouped by the Company), all Incentive-Based Compensation Received by such Senior Executive (i) on or after the Effective Date, (ii) after beginning service as a Senior Executive, (iii) while the Company has a class of securities listed on a national securities exchange, and

(iv) during the applicable Look-Back Period.

(d)             “Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board, if any, duly appointed to administer this Policy and having such powers in each instance as shall be specified by the Board and as specified in Section 3 of this Policy. The Board may also serve as the Committee.

(e)	“Company” means Red Cat Holdings, Inc. a Nevada corporation.
(f)	“Effective Date” means the date of execution of this Agreement.

(g)             “Erroneously Awarded Compensation” means, with respect to each Senior Executive in connection with an Accounting Restatement, the amount of the Clawback Eligible Incentive-Based Compensation that exceeds the amount of the Incentive-Based Compensation that would have been Received had the amount of such Incentive- Based Compensation been calculated based on the restated amounts, as determined by the Committee, calculated by the Committee without regard to any taxes paid. With respect to Incentive-Based Compensation based on (or derived from) TSR or stock price, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the Committee shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the TSR or stock price upon which the Incentive-Based Compensation was Received.

(h)	“Exchange” means The Nasdaq Stock Market.
(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)               “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure, including but not limited to, “non-GAAP financial measures” for purposes of Exchange Act Regulation G and Item 10 of Regulation S-K, as well as other measures, metrics and ratios that are not non-GAAP measures, like same store sales. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): stock price; TSR; revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an Accounting Restatement; revenue per user, or average revenue per user, where revenue is subject to an Accounting Restatement; cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a report or other document filed with the SEC.

(k)             “Incentive-Based Compensation” means any compensation granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, measured on a pre-tax basis. Incentive-Based Compensation includes, without limitation: any non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; other cash awards based on satisfaction of a Financial Reporting Measure performance goal; restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure Performance Goal; and proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

(l)               “Look-Back Period” means, with respect to an Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

(m)            “Policy” means this Policy on Recovery of Erroneously Awarded Compensation as the same may be amended, modified, supplemented, and/or restated from time to time.

(n)             “Received” means, with respect to Incentive-Based Compensation, actual or deemed receipt, and Incentive-Based Compensation shall be deemed “Received” in the Company’s fiscal period during which the applicable Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. If an equity award vests only upon satisfaction of a Financial Reporting Measure performance condition, the award shall be deemed Received in the fiscal period when it vests. Ministerial acts or other conditions necessary to effect issuance or payment, such as calculating the amount earned or obtaining Board approval of payment, do not affect the determination of the date Received.

(o)             “Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

(p)	“SEC” means the U.S. Securities and Exchange Commission.

(q)             “Senior Executives” means any person who was the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performed a policy-making function, or any other person who performed similar policy- making functions for the Company and any other “key employees” who were designated as “Senior Executives” by the Committee. Executive officers of the Company’s parents or subsidiaries may be deemed Senior Executives if they perform policy-making functions for the Company. For purposes of this definition, policy-making function is not intended to include policy-making functions that are not significant. All executive officers of the Company identified by the Board pursuant to Item 401(b) of Regulation S-K shall be deemed Senior Executives.

(r)	“TSR” means total stockholder return.
3.	Administration of Policy

(a)              The Policy shall be administrated by the Committee. All questions of interpretation or application of this Policy shall be determined by the Committee. All Committee decisions shall be final and binding upon all persons and shall be afforded the maximum deference permitted under applicable law. The Committee is authorized to make all determinations necessary, appropriate, or advisable for the administration of this Policy and to use any of the Company’s resources it deems appropriate to recoup Erroneously Awarded Compensation.

(b)             Determinations of financial and/or accounting irregularities for purposes of this Policy shall be made by the Committee independently of, and the Committee shall not be bound by, determinations by management or by any other committee of the Board.

(c)              In the administration of this Policy, the Committee is authorized and directed to consult with the full Board, or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation under applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

4.	Accounting Restatements; Recoupment

(a)              If the Company is required to prepare an Accounting Restatement, the Company shall determine, in accordance with this Policy and the Applicable Rules, the amount of any Erroneously Awarded Compensation for each Senior Executive in connection with such Accounting Restatement, irrespective of any fault, misconduct or responsibility of any Senior Executive for the Accounting Restatement, and thereafter the Company shall reasonably promptly recover such amount of Erroneously Awarded Compensation. In connection with the foregoing, the Committee, which may act in conjunction with the Company’s Audit Committee, shall take all such actions required by this Policy and the Applicable Rules.

(b)             If there was Erroneously Awarded Compensation, the Committee shall determine, in its sole discretion, the timing and method(s) for promptly recouping the same, which methods may include, without limitation, one or more of the following: (i) requiring reimbursement of any Erroneously Awarded Compensation;

(ii) requiring reimbursement of any equity based compensation awarded; (iii) cancelling outstanding cash or equity- based awards, whether vested or unvested or paid or unpaid; (iv) cancelling or offsetting against any compensation otherwise owed by the Company to the Senior Executive, including any future cash or equity-based awards; (v) requiring the forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; (vi) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; and (viii) pursuing any other reasonable remedies. Subject to compliance with applicable law, the Committee may effect recoupment under this Policy from any amount otherwise payable to a Senior Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Senior Executive.

(c)              To the extent that the Committee determines to recoup Erroneously Awarded Compensation from a Senior Executive by requiring the repayment of such Erroneously Awarded Compensation to the Company, and such Senior Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company may take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Senior Executive. The applicable Senior Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(d)             In the event of an Accounting Restatement, except to the extent permitted by the Applicable Rules, the Committee will generally treat all Senior Executives (including former employees) the same with respect to any actions seeking to recoup Erroneously Awarded Compensation.

5.	Impracticability

Notwithstanding anything to the contrary herein, the Company shall not be required to recoup Erroneously Awarded Compensation under this Policy if the Compensation Committee of the Board, or in the absence of such a committee, a majority of the independent directors serving on the Board, has determined that recovery would be impracticable in accordance with the Applicable Rules and subject to the procedural and disclosure requirements in the Applicable Rules.

6.	Other Recoupment Rights

The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law (including, without limitation, Section 304 of the U.S. Sarbanes- Oxley Act of 2002, as amended, or Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended), pursuant to the terms of any other policy of the Company, pursuant to the terms of any employment agreement, equity award agreement, severance or other agreement, and any other legal remedies available to the Company. Nothing herein, and no recoupment or recovery as contemplated by this Policy, shall (i) limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Senior Executive arising out of or resulting from any actions or omissions by the Senior Executive or (ii) limit the Company’s ability to seek recovery, in appropriate circumstances (including circumstances beyond the scope of this Policy) as permitted by applicable law, of any amounts from any employee, whether or not the employee is a Senior Executive.

7.	No Indemnification or Company-Paid Insurance

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Senior Executive that may be interpreted to the contrary: (a) the Company shall not indemnify any Senior Executive against (i) the loss of any Erroneously Awarded Compensation that is recouped, repaid, returned or recovered pursuant to the terms of this Policy; or (ii) any claims relating to the Company’s enforcement of its rights under this Policy; and (b) the Company is prohibited from paying or reimbursing a Senior Executive for the cost of or premiums of any third-party insurance purchased to fund any potential obligations of a Senior Executive under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recoup any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

8.	Committee Indemnification

No members of the Committee, nor any other members of the Board who assist in the administration of this Policy, nor any officer of employee of the Company authorized and empowered by the Committee who assists in the administration of this Policy shall be personally liable for any action, determination or interpretation made with respect to this Policy, and each of the foregoing shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board or any officer of employee of the Company under applicable law, Company policy or contractual arrangement.

9.	Retroactive Application

This Policy applies to any Incentive-Based Compensation that is Received by a Senior Executive on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted, or paid to such Senior Executive prior to the Effective Date. Without limiting the generality of Section 4, and subject to applicable law, the Committee may recoup Erroneously Awarded Compensation under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Senior Executive prior to, on or after the Effective Date.

10.	Notice to Senior Executives

The Company shall provide notice and seek written agreement to this Policy from each Senior Executive in form attached hereto; provided that the failure to obtain such agreement shall have no impact on the applicability or enforceability of this Policy.

11.	Amendment and Termination; Interpretation; Successors

(a)              The Board may amend, modify, supplement, restate, rescind, terminate, or replace all or any portion of this Policy at any time and from time to time in its sole discretion, including, without limitation, as the Board deems necessary to reflect and comply with applicable law or any of the Applicable Rules. To the extent of any inconsistency between this Policy and any of the Applicable Rules, the Applicable Rules shall control, and this Policy shall be deemed amended to incorporate such Applicable Rules unless the Committee shall expressly determine otherwise. Notwithstanding anything to the contrary herein, no amendment, modification, supplement, restatement, rescission, termination or replacement of this Policy shall be effective if such amendment, modification, supplement, restatement, rescission, termination or replacement would (after taking into account any actions taken by the Company contemporaneously with such amendment, modification, supplement, restatement, rescission, termination or replacement) cause the Company to violate any of the Applicable Rules or other applicable law.

(a)              This Policy shall be binding and enforceable against all Senior Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives, to the fullest extent of the law.

RED CAT HOLDINGS, INC.

Agreement to the Policy on Recovery of Erroneously Awarded Compensation

This agreement is made as of ______ , 2024, by and between Red Cat Holdings, Inc., a Nevada corporation (the “Company”), and Geoffrey Hitchcock (the “Senior Executive”). Capitalized terms used in this agreement not defined in this agreement shall have the meaning set forth in the Policy (as defined below).

In exchange for any compensation received by (or to be paid) or awarded (or to be awarded) to the Senior Executive under any Company plan, policy, or arrangement or on a discretionary basis whether or not pursuant to any plan, which includes without limitation any Incentive-Based Compensation (the “Compensation”), the parties hereby agree as follows:

1.                The Senior Executive agrees to be bound fully by the terms of the Company’s Policy on Recovery of Erroneously Awarded Compensation (as the same may be amended, modified, supplemented, and/or restated from time to time, the “Policy”), a copy of the present form of which has been provided to, and read and understood by, the Senior Executive.

2.                The Senior Executive agrees to abide by the terms of the Policy, and in the event it is determined by the Committee that any amounts granted, awarded, earned or paid to the Senior Executive must be recouped or recovered by, or repaid, forfeited or reimbursed to, the Company in accordance with the Policy, the Senior Executive will promptly take any action necessary to effectuate the same.

3.                The Policy applies to the Compensation notwithstanding any terms of the plan, policy, or agreement under which it is granted or the terms of any employment agreement to which the Senior Executive is a party.

4.                Any amendments, modifications, supplements, or restatements to or of the Policy, including without limitation any amendments to comply with applicable law, will be applicable to the Senior Executive.

5.                The laws of the State of Nevada, without regard to its conflict of law provisions, shall govern the interpretation and validity of the provisions of this agreement and all questions relating to this agreement.

6.                This agreement shall be binding on the Senior Executive and his/her heirs, successors, and legal representatives, and on the Company and its successors.

7.	If the terms of the Policy and this agreement conflict, the terms of the Policy shall prevail.

8.                In the event that any provision of this agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.

9.                Any Compensation may be subject to reimbursement, clawback and/or forfeiture pursuant to applicable law, under circumstances that are different from those applicable under the Policy, and the Senior Executive consents to application of any such reimbursement, clawback or forfeiture.

This agreement, together with the Policy, which incorporated by reference herein, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and other communications, whether oral or written, pertaining to the subject matter hereof; and this agreement shall not be modified or amended except by written agreement of the Company and the Senior Executive.

IN WITNESS WHEREOF, the Company and the Senior Executive have executed this agreement effective as of the day and year first above written.

Geoffrey Hitchcock

/s/ Geoffrey Hitchcock

Red Cat Holdings, Inc.

/s/ Jeffrey Thompson

Jeffrey Thompson: Chairman & CEO